For more information, contact:	Judi Vitale CFO judiv@firstwave.net 770-431-1206

Firstwave Reports Third Quarter Results for 2004

ATLANTA, GA (November 15, 2004) – Firstwave Technologies, Inc. (NASDAQ: FSTW), a global provider of industry-focused CRM solutions, announced today its financial results for the third quarter of 2004.  The basic net loss per share was $0.29 for the third quarter of 2004 compared with basic net loss of $0.44 per share for the third quarter of 2003.

Software license revenues for the third quarter of 2004 decreased 36% to $408,000 from $640,000 in the third quarter of 2003. Services revenues for the third quarter of 2004 decreased to $582,000 from $1,045,000 in the third quarter of 2003, representing a 44% decrease. The Company’s maintenance revenues for the third quarter of 2004 decreased 3% to $651,000 as compared to $668,000 for the third quarter of 2003. Total revenues for the third quarter of 2004 were $1,666,000 representing a 30% decrease as compared with $2,369,000 for the third quarter of 2003. Total expenses for the third quarter of 2004 were $2,378,000, a decrease of $1,119,000, or 32%, from the third quarter of 2003, primarily due to a decrease in personnel and personnel-related expenses as well as a decrease in sales and marketing expenses.  Net loss for the third quarter of 2004 was $788,000 compared to $1,175,000 in the third quarter of 2003.  The Company had a cash balance of $1.27 million as of September 30, 2004.

The Company is pleased to announce that The All England Lawn Tennis Club has kicked off the fourth quarter with the purchase of a site license for use at The Championships, Wimbledon. This license will encompass the use of Firstwave throughout Wimbledon’s operational footprint and results in an expansion of its use throughout the organization.

Firstwave will hold its third quarter earnings conference call today, November 15, at 4:45 P.M. EST. To participate in the call from the United States and Canada, please dial 866-238-0638 approximately five minutes prior to the start time. To participate in the call from outside the United States and Canada, please dial 703-639-1157 five minutes prior to the start time. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and can be accessed by dialing 888-266-2081 from inside the United States and Canada and 703-925-2533 from outside the United States and Canada and entering the Conference passcode 596204.

The call also will be simultaneously broadcast live over the Internet, where it can be accessed at http://www.viavid.net/detailpage.aspx?sid=00001F05 or www.firstwave.net beginning at 4:30 P.M. EST. The online archive of the broadcast, along with any financial and other statistical information contained in the presentation, will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic CRM solutions specifically designed for the Sports and High Tech industries. Firstwave’s solutions provide companies with fit-to-purpose features that optimize how companies win, maintain and grow customer and organizational relationships while improving the overall customer experience. With 20 years of experience in CRM, Firstwave’s legacy of CRM best practices and Customer-First Commitment have earned the Company numerous industry awards and accolades.  Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, future, growth, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions, lower volume of ticket sales than anticipated and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (“SEC”), which discussion is incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2004 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands, except per share data)

Consolidated Statement of Operations	For the		For the
	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	(unaudited)		(unaudited)
	2003	2004	2003	2004

Revenues	$2,369	$1,666	$9,640	$5,692

Operating loss	(1,128)	(712)	(218)	(1,981)

Loss before income taxes	(1,120)	(717)	(190)	(1,991)

Loss after taxes	$(1,120)	$(717)	$(191)	$(1,991)

Dividends on preferred stock	(55)	(71)	(165)	(184)

Net loss applicable to
common shareholders	$(1,175)	$(788)	$(356)	$(2,175)

Basic:
Loss per share	$(0.44)	$(0.29)	$(0.14)	$(0.81)
Weighted average shares	2,660	2,694	2,547	2,680

Diluted:
Loss per share	$(0.44)	$(0.29)	$(0.14)	$(0.81)
Weighted average shares	2,660	2,694	2,547	2,680

Consolidated Balance Sheet	Dec 31,	Sept 30,
	2003	2004
		(unaudited)
Cash	$2,704	$1,273
AR and other current assets	2,221	2,673
Total current assets	$4,925	$3,946

Long term assets	6,882	5,686

Total assets	$11,807	$9,632

Current liabilities	$3,438	$2,739
Shareholders' equity	8,369	6,893

Total liabilities and shareholders' equity	$11,807	$9,632